Supplement dated October 24, 2005, to supplement dated June 16, 2004, to supplement dated June 10, 2004 to prospectus supplement dated March 30, 2004 (to prospectus dated March 30, 2004)

$92,060,000

(Approximate)

American Home Mortgage Investment Trust 2004-1

Issuer

American Home Mortgage Servicing, Inc.

(formerly known as Columbia National, Incorporated)

Master Servicer

American Home Mortgage Securities, LLC

Depositor

American Home Mortgage Investment Trust 2004-1,

Mortgage-Backed Notes, Series 2004-1

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated March 30, 2004.

Subject to the terms and conditions set forth in an underwriting agreement dated October 24, 2005, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, the Class IV-A Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 97.10% of the initial Note Principal Balance of the Class IV-A Notes plus accrued interest on the Notes from October 1, 2005. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about October 24, 2005.

The underwriting agreement provides that the Depositor and the Seller, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

Bear, Stearns & Co. Inc.

The entire section “Loan Group IV” under “The Mortgage Pool—Mortgage Loan Characteristics” shall be deleted in its entirety and replaced with the following:

Loan Group IV

The Group IV Loans had an aggregate principal balance as of October 1, 2005 of approximately $48,677,082, after application of scheduled payments due on or before October 1, 2005, whether or not received. All of the Group IV Loans are secured by first liens on the related mortgaged property.

The average principal balance of the Group IV Loans at origination will be approximately $191,771. No Group IV Loan had a principal balance at origination of greater than approximately $624,000 or less than approximately $52,500. The average principal balance of the Group IV Loans as of October 1, 2005 will be approximately $187,220. No Group IV Loan had a principal balance as of October 1, 2005 of greater than approximately $611,932 or less than approximately $17,127.

As of October 1, 2005, the Group IV Loans had mortgage rates ranging from approximately 4.625% per annum to approximately 8.125% per annum and the weighted average mortgage rate will be approximately 5.923% per annum. The weighted average remaining term to stated maturity of the Group IV Loans will be approximately 341 months as of October 1, 2005. None of the Group IV Loans will have a first Due Date prior to April 1, 2003, or after May 1, 2004, or will have a remaining term to maturity of less than 329 months or greater than 342 months as of October 1, 2005. The latest maturity date of any Group IV Loan is April 1, 2034.

None of the Group IV Loans will be a buydown mortgage loan.

None of the Group IV Loans originated in Georgia will be subject to the Georgia Fair Lending Act.

None of the Group IV Loans will be subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state law.

None of the Group IV Loans have reached their first adjustment date as of the Closing Date.

None of the Group IV Loans provide for prepayment charges.

The loan-to-value ratio of a mortgage loan secured by a first lien is equal to the ratio, expressed as a percentage, of the principal amount of the loan at origination, to the lesser of the appraised value of the related mortgaged property at the time of origination and the sales price. The weighted average of the loan-to-value ratios at origination of the Group IV Loans will be approximately 81.59%. No loan-to-value ratio at origination of any Group IV Loan was greater than approximately 95.00% or less than approximately 22.32%.

The delinquency tables for the Master Servicer under “The Master Servicer—General” in the prospectus supplement shall be deleted in their entirety and replaced with the following:

Delinquency and Foreclosure Experience in American Home’s

Adjustable Rate Mortgage Loan Portfolio

	As of September 30, 2004			As of November 30, 2003
	No. of Loans	Principal Balance	% by Principal Balance	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	39,291	$ 8,232,798,967		15,680	$2,722,534,254
30-59 Days	446	$ 81,680,044	0.99%	272	$ 34,929,151	1.28%
60-89 Days	79	$ 14,653,738	0.18%	45	$ 5,943,734	0.22%
90 Days or more	73	$ 11,298,668	0.14%	39	$ 3,743,110	0.14%
Delinquent/Bankruptcies	120	$ 11,806,973	0.14%	115	$ 9,965,649	0.36%
Total Delinquencies	718	$ 119,439,423	1.45%	471	$ 54,581,644	2.00%
Foreclosures Pending	94	$ 12,677,963	0.15%	88	$ 8,914,390	0.33%
Total Default	812	$ 132,117,386	1.60%	559	$ 63,496,034	2.33%

	As of December 31, 2004			As of June 30, 2005
	No. of Loans	No. of Loans	No. of Loans	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	47,738	$10,680,668,217		58,453	$13,377,840,230
30-59 Days	535	$ 109,713,803	1.02%	175	$ 42,261,062	0.31%
60-89 Days	94	$ 18,117,688	0.16%	47	$ 12,352,901	0.09%
90 Days or more	38	$ 5,813,868	0.05%	33	$ 9,039,446	0.07%
Delinquent/Bankruptcies	78	$ 7,072,773	0.06%	18	$ 3,090,630	0.02%
Total Delinquencies	745	$ 140,072,131	1.31%	273	$ 66,744,038	0.50%
Foreclosures Pending	106	$ 20,815,426	0.19%	96	$ 26,636,279	0.20%
Total Default	851	$ 161,533,557	1.51%	369	$ 93,380,317	0.69%

The tables regarding the Group IV Loans under the section entitled “Schedule A—Certain Characteristics of the Mortgage Loans in the prospectus supplement shall be deleted in their entirety and replaced with the following tables, which reflect information regarding the Group IV Loans as of October 1, 2005, after deducting payments due during the month of October 2005, unless otherwise indicated:

Original Principal Balance of the Mortgage Loans as of October 1, 2005 in Loan Group IV

Original Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
$ 50,001 - 100,000	48	$ 3,943,947	8.10%
100,001 - 150,000	65	8,024,204	16.48
150,001 - 200,000	54	9,113,566	18.72
200,001 - 250,000	40	8,886,023	18.26
250,001 - 300,000	18	4,768,617	9.80
300,001 - 350,000	17	5,440,806	11.18
350,001 - 400,000	4	1,501,877	3.09
400,001 - 450,000	4	1,690,265	3.47
450,001 - 500,000	4	1,869,093	3.84
500,001 - 550,000	1	496,626	1.02
550,001 - 600,000	3	1,722,545	3.54
600,001 - 650,000	2	1,219,513	2.51
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the average original principal balance of the mortgage loans in Loan Group IV will be approximately $191,771.

Current Balance of the Mortgage Loans as of October 1, 2005 in Loan Group IV

Current Balance	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
$ 0 - 50,000	1	$ 17,127	0.04%
50,001 - 100,000	50	4,141,003	8.51
100,001 - 150,000	67	8,551,557	17.57
150,001 - 200,000	51	8,768,551	18.01
200,001 - 250,000	41	9,230,991	18.96
250,001 - 300,000	16	4,324,663	8.88
300,001 - 350,000	16	5,143,272	10.57
350,001 - 400,000	5	1,897,108	3.90
400,001 - 450,000	4	1,741,211	3.58
450,001 - 500,000	4	1,919,541	3.94
550,001 - 600,000	3	1,722,545	3.54
600,001 - 650,000	2	1,219,513	2.51
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the average scheduled principal balance of the mortgage loans in Loan Group IV will be approximately $187,220.

Current Interest Rates of the Mortgage Loans in Loan Group IV

Current Interest Rates (%)	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
4.500 - 4.999	13	$ 2,266,241	4.66%
5.000 - 5.499	32	6,224,298	12.79
5.500 - 5.999	99	19,115,638	39.27
6.000 - 6.499	62	12,216,999	25.10
6.500 - 6.999	42	6,793,791	13.96
7.000 - 7.499	7	1,264,806	2.60
7.500 - 7.999	4	608,141	1.25
8.000 - 8.499	1	187,168	0.38
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average current interest rates of the mortgage loans in Loan Group IV will be approximately 5.923%.

Original Loan-to-Value Ratio of the Mortgage Loans in Loan Group IV

Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
0.00 - 30.00	1	$ 150,886	0.31%
40.01 - 50.00	2	414,794	0.85
50.01 - 55.00	1	17,127	0.04
55.01 - 60.00	9	1,399,860	2.88
60.01 - 65.00	8	1,419,122	2.92
65.01 - 70.00	11	1,796,664	3.69
70.01 - 75.00	27	6,130,296	12.59
75.01 - 80.00	98	19,603,681	40.27
80.01 - 85.00	8	1,058,957	2.18
85.01 - 90.00	36	6,527,799	13.41
90.01 - 95.00	59	10,157,896	20.87
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average loan-to-value ratio at origination of the mortgage loans in Loan Group IV will be approximately 81.59%.

Geographic Distribution of the Mortgaged Properties in Loan Group IV*

State	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
Arizona	32	$ 4,348,923	8.93%
California	23	6,291,922	12.93
Colorado	7	1,258,715	2.59
District of Columbia	2	505,947	1.04
Florida	19	2,454,524	5.04
Georgia	3	423,043	0.87
Idaho	6	840,550	1.73
Illinois	42	8,360,025	17.17
Indiana	1	152,138	0.31
Iowa	1	215,042	0.44
Kansas	1	198,199	0.41
Maryland	14	2,218,824	4.56
Massachusetts	3	695,293	1.43
Michigan	2	189,888	0.39
Nevada	11	1,715,898	3.53
New Jersey	5	816,265	1.68
New Mexico	1	114,286	0.23
New York	20	6,004,562	12.34
North Carolina	8	1,250,189	2.57
Ohio	4	356,491	0.73
Oregon	9	1,243,025	2.55
Pennsylvania	2	364,188	0.75
Rhode Island	1	496,626	1.02
South Carolina	5	601,914	1.24
Texas	8	1,267,867	2.60
Utah	4	636,040	1.31
Virginia	12	2,385,406	4.90
Washington	13	2,984,993	6.13
Wisconsin	1	286,300	0.59
TOTAL	260	$ 48,677,082	100.00%

*No more than approximately 1.74% of the Group IV mortgage loans by principal balance as of October 1, 2005 will be secured by properties located in any one zip code area.

Credit Score for the Mortgage Loans in Loan Group IV

Credit Score Range	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
N/A	2	$ 226,446	0.47%
620 - 639	31	6,529,459	13.41
640 - 659	42	7,521,767	15.45
660 - 679	43	7,254,092	14.90
680 - 699	32	5,592,707	11.49
700 - 719	42	7,975,257	16.38
720 - 739	23	4,703,634	9.66
740 - 759	14	2,517,371	5.17
760 - 779	21	4,541,770	9.33
780 - 799	10	1,814,577	3.73
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the non-zero weighted average credit score of the mortgage loans in Loan Group IV is approximately 694.

Property Types of Mortgaged Properties in Loan Group IV

Property Type	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
2-4 Family	34	$ 7,440,330	15.29%
Condominium	32	5,136,594	10.55
PUD	47	8,794,284	18.07
Single Family	147	27,305,875	56.10
TOTAL	260	$ 48,677,082	100.00%

Occupancy Status of Mortgaged Properties in Loan Group IV*

Occupancy Status	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
Investor	69	$ 11,898,053	24.44%
Owner Occupied	184	35,215,962	72.35
Second Home	7	1,563,067	3.21
TOTAL	260	$ 48,677,082	100.00%

* Based upon representation of the related mortgagors at the time of origination.

Loan Purpose for the Mortgage Loans in Loan Group IV

Loan Purpose	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
Cash-Out Refinance	89	$ 18,022,442	37.02%
Purchase	142	25,748,373	52.90
Rate/Term Refinance	29	4,906,267	10.08
Total	260	$ 48,677,082	100.00%

Documentation Type of the Mortgage Loans in Loan Group IV

Documentation Type	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
Income & Employment Verified / Assets Verified	34	$ 6,460,743	13.27%
No Employement or Income Verification / Assets Not Verified	98	16,799,378	34.51
Verbal Verification of Employement / Assets Not Verified	95	19,664,933	40.40
Verbal Verification of Employement / Assets Verified	33	5,752,028	11.82
TOTAL	260	$ 48,677,082	100.00%

Original Term to Stated Maturity of the Mortgage Loans in Loan Group IV

Original Term to Stated Maturity	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
360 months	260	$ 48,677,082	100.00%
Total	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average stated original term to scheduled maturity of the mortgage loans in Loan Group IV will be approximately 360 months.

Remaining Term to Stated Maturity for the Mortgage Loans in Loan Group IV

Remaining Term to Stated Maturity	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
300 – 359 months	260	$ 48,677,082	100.00%
Total	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average stated remaining term to scheduled maturity of the mortgage loans in Loan Group IV will be approximately 341 months.

Index Type of the Mortgage Loans in Loan Group IV

Index Type	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
6 Month LIBOR	260	$ 48,677,082	100.00%
Total	260	$ 48,677,082	100.00%

Months to Next Rate Adjustment for the Mortgage Loans in Loan Group IV

Months to Next Rate Adjustment	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
28 - 30	1	$ 187,168	0.38%
31 - 33	1	136,766	0.28
34 - 36	1	232,467	0.48
37 - 39	21	4,096,747	8.42
40 - 42	236	44,023,933	90.44
TOTAL	260	$ 48,677,082	100.00%

The weighted average months to the next rate adjustment for the mortgage loans in Loan Group IV is 41 months. Months to next rate adjustment is calculated by using the first rate adjustment date for the loans still in a hybrid period and by using next rate adjustment for loans that are fully indexed.

Maximum Interest Rates of the Mortgage Loans in Loan Group IV

Maximum Interest Rate	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
0.00 - 9.75	4	$ 643,938	1.32%
9.751 - 10.000	16	2,939,123	6.04
10.001 - 10.250	16	3,311,746	6.80
10.251 - 10.500	38	6,924,298	14.22
10.501 - 10.750	38	7,203,148	14.80
10.751 - 11.000	47	9,116,451	18.73
11.001 - 11.250	33	6,903,802	14.18
11.251 - 11.500	30	5,550,718	11.40
11.501 - 11.750	16	2,285,914	4.70
11.751 - 12.000	13	2,480,216	5.10
12.001 - 12.250	4	522,421	1.07
12.251 - 12.500	1	285,871	0.59
12.501 - 12.750	3	322,270	0.66
13.001 - 13.250	1	187,168	0.38
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average maximum mortgage interest rate of the mortgage loans in Loan Group IV will be approximately 10.924% per annum.

Periodic Rate Cap of the Mortgage Loans in Loan Group IV

Periodic Rate Cap	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
1.000%	259	$ 48,598,239	99.84%
2.000%	1	78,843	0.16
Total	260	$ 48,677,082	100.00%

As of October 1, 2005, the non-zero weighted average periodic rate cap of the mortgage loans in Loan Group IV will be approximately 1.002%.

Initial Rate Cap of the Mortgage Loans in Loan Group IV

Initial Rate Cap	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
5.000%	259	$ 48,598,239	99.84%
6.000%	1	78,843	0.16
Total	260	$ 48,677,082	100.00%

As of October 1, 2005, the non-zero weighted average initial rate cap of the mortgage loans in Loan Group IV will be approximately 5.002%.

Gross Margin of the Mortgage Loans in Loan Group IV

Gross Margin	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
2.250 - 2.499	1	$ 78,843	0.16%
2.500 - 2.749	1	99,166	0.20
5.000 - 5.249	258	48,499,073	99.63
TOTAL	260	$ 48,677,082	100.00%

As of October 1, 2005, the weighted average gross margin of the mortgage loans will be approximately 4.990%.

Product Types of the Mortgage Loans in Loan Group IV

Product Type	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
5/6 LIBOR	260	$ 48,677,082	100.00%
Total	260	$ 48,677,082	100.00%

Interest Only Feature of the Mortgage Loans in Loan Group IV

Interest Only Feature (months	Number of Mortgage Loans	Aggregate Scheduled Balance Outstanding as of October 1, 2005	% of Loan Group IV
NON-IO	260	$ 48,677,082	100.00%
TOTAL	260	$ 48,677,082	100.00%

Bear, Stearns & Co. Inc.

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.